Exhibit 10.3

NON-REDEMPTION AGREEMENT

This NON-REDEMPTION AGREEMENT (this “Agreement”), dated as of December 13, 2023, is made by and between Nubia Brand International Corp., a Delaware corporation (the “Company”), and the undersigned party hereto (the “Backstop Investor”). Capitalized terms used but not defined herein shall have the respective meanings specified in the Transaction Agreement (defined below).

WHEREAS, the Company is a special purpose acquisition company whose shares of Class A common stock, par value $0.0001 per share (the “Common Stock”) trade on Nasdaq Global Market under the symbol “NUBI”, and whose warrants (“Warrants”) are traded under the symbol “NUBIW”, among other securities of the Company;

WHEREAS, the Company, Honeycomb Battery Company, an Ohio corporation (the “Target”), Nubia Merger Sub, Inc., an Ohio corporation have entered into a Merger Agreement, dated as of February 15, 2023, as amended on August 25, 2023 (as may be further amended or restated from time to time, the “Transaction Agreement”);

WHEREAS, the Company and Backstop Investors are entering into this Agreement in anticipation of the closing (the “Closing”) of the transactions contemplated by the Transaction Agreement (the “Business Combination”);

WHEREAS, prior to or concurrent with the execution of this Agreement, the Company may enter into other non-redemption agreements on substantially similar terms as provided herein, with other stockholders of the Company (such other stockholders of the Company, “Other Backstop Investors”), which, together with this Agreement, mandate the Non-Redemption (defined below) of an aggregate of not more than 2,000,000 shares of Common Stock;

WHEREAS, not later than the Closing, in respect of the Common Stock, Backstop Investor will use its commercially reasonable best efforts to have voting and investment power over up to that number of shares of Common Stock set forth on Exhibit A attached hereto (the “Backstop Investor Shares”);

WHEREAS, pursuant to the Company’s Amended and Restated Certificate of Incorporation dated March 10, 2022, as amended on June 14, 2023 (the “COI”), in their capacity as a holders of Common Stock, Backstop Investor has the right to require that the Company redeem the Backstop Investor Shares in connection with the Business Combination, for the Redemption Price (as defined in the COI), representing the right to receive a pro-rata portion of the funds currently in the Company’s trust account, to the extent Backstop Investor exercises such redemption right;

WHEREAS, the Company has filed a definitive proxy with a deadline for submission of a written request to exercise the redemption rights of public shares of Common Stock of 5:00 p.m., New York time on December 12, 2023 (the “Redemption Deadline”), two (2) business days prior to the scheduled special meeting of stockholders of the Company to approve the Business Combination, and which is scheduled to be held on December 14, 2023 (the “Meeting”); and

WHEREAS, pursuant to the terms of this Agreement, Backstop Investor desires to agree to not exercise such redemption right with respect to the Backstop Investor Shares or to reverse previously submitted redemption requests with respect to the Backstop Investor Shares.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1. Non-Redemption Agreement. Subject to the conditions set forth in this Agreement, as of the date hereof, Backstop Investor hereby irrevocably and unconditionally agrees that it will use its commercially reasonable best efforts to beneficially own not greater than the lesser of (i) that number of Backstop Investor Shares set forth on Exhibit A and (ii) the Blocker Amount (as defined in Section 22 herein), and shall not elect to redeem or otherwise tender or submit for redemption any of such Backstop Investor Shares in connection with the Meeting (the “Non-Redemption”); provided, however, that in the event Backstop Investor has previously elected to redeem, tender or submit any Backstop Investor Shares for redemption, Backstop Investor shall rescind or reverse such redemption request prior to Closing and the Company shall accept such request(s) promptly once submitted by Backstop Investor.

2. Non-Redemption Payment. Immediately upon Closing, the Company shall pay to Backstop Investor a payment in respect of Backstop Investor Shares (the “Non-Redemption Cash”) in cash released from the Trust Account in an amount equal to the product of (x) the number of Backstop Investor Shares and (y) the Redemption Price, less $4.00 (the “Net Cost Basis”).

3. Reserved.

4. Representations and Warranties. Each of the parties hereto represents and warrants to the other party that: (a) it is a validly existing company, partnership or corporation, in good standing under the laws of the jurisdiction of its formation or incorporation; (b) this Agreement constitutes a valid and legally binding obligation on it in accordance with its terms, subject to laws relating to bankruptcy, insolvency and relief of debtors, and laws governing specific performance, injunctive relief and other equitable remedies; (c) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action, and (d) the execution, delivery and performance of this Agreement will not result in a violation of its certificate of formation, articles or certificate of incorporation, as applicable, or conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which it is a party or by which it is bound. Backstop Investor represents and warrants to the Company that, as of the date hereof, Backstop Investor beneficially owns the number of shares of Common Stock set forth opposite Backstop Investor’s name on Exhibit A hereto.

5. Additional Covenants. Backstop Investor hereby covenants and agrees that, except for this Agreement, Backstop Investor shall not, at any time while this Agreement remains in effect, (i) enter into any voting agreement or voting trust with respect to Backstop Investor Shares (or any securities received in exchange therefore) inconsistent with or that would interfere with of adversely affect Backstop Investor’s performance of its obligations pursuant to this Agreement, (ii) grant a proxy, a consent or power of attorney with respect to the Backstop Investor Shares (or any securities received in exchange therefore), (iii) enter into any agreement or take any action that would make any representation or warranty of Backstop Investor contained herein untrue or inaccurate in any material respect or have the effect of preventing or disabling Backstop Investor from performing any of its obligations under this Agreement, (iv) purchase the Backstop Investor Shares at a price higher than the price offered through the Company’s redemption process or (v) take any action which would cause Backstop Investor’s beneficial ownership to exceed the Blocker Amount (as defined in Section 22 herein).

6. Expenses. Each party shall be responsible for its own fees and expenses related to this Agreement and the transactions contemplated hereby; provided that the Company shall reimburse Backstop Investor for expenses actually incurred in connection with the acquisition of the Backstop Investor Shares in an amount not to exceed $0.07 per share directly from the flow of funds of the Business Combination closing.

7. Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest to occur of (a) the termination of the Transaction Agreement in accordance with its terms, (b) the mutual written consent of the parties hereto, (c) the later of (i) December 15, 2023 or (ii) March 15, 2024 if the Company further amends and restates the COI to extend the Termination Date (as defined in the COI) to such date if the Business Combination has not been consummated by such applicable date, and (d) the payment of the Non-Redemption Cash to Backstop Investor following the consummation of the Business Combination. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person in respect hereof or the transactions contemplated hereby; provided that, notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to clauses (a) and (d) above shall not affect any liability on the part of any party for an intentional breach of this Agreement. Section 2, Section 4 and Sections 6 through and including Section 26 of this Agreement will survive the termination of this Agreement. Furthermore, for the avoidance of doubt, should Backstop Investor hold Backstop Investor Shares after the Redemption Deadline by refraining from redeeming the Backstop Investor Shares or reversing previously submitted redemption requests, the Company shall pay to Backstop Investor the Non-Redemption Cash irrespective of the termination of this Agreement. Notwithstanding the forgoing in this Section 7, in the event that the Company will not be listed on a national securities exchange immediately following the closing of the Business Combination, then (i) the Company shall purchase from the Backstop Investor all of the Backstop Investor Shares in an amount equal to the product of (x) the number of Backstop Investor Shares and (y) the Redemption Price, with such purchase to occur at the Closing, (ii) following such purchase, this Agreement shall be terminated; and (iii) following such purchase, the Subscription Agreement of even date herewith and between the Company and Backstop Investor and/or its affiliates, shall also be terminated with no shares having been issued thereunder.

8. Trust Account Waiver. Backstop Investor acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (“IPO”) and certain proceeds of a private placement (including interest accrued from time to time thereon) for the benefit of its public stockholders and certain other parties (including the underwriters of the IPO). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Backstop Investor hereby agrees (on its own behalf and on behalf of its related parties) that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and it shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”); provided, that the Released Claims shall not include any rights or claims of Backstop Investor or any of its related parties as a shareholder of the Company to the extent related to or arising from any Backstop Investor Shares. Backstop Investor hereby irrevocably waives (on its own behalf and on behalf of its related parties) any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Agreement and will not seek recourse against the Trust Account with respect to the Released Claims. For the avoidance of doubt, this provision shall not restrict Backstop Investor’s Redemption Rights (as defined in the COI) with respect to the Non- Backstop Investor Shares.

9. Public Disclosure. The Company shall file a Current Report on Form 8-K with the SEC (the “Current Report”) reporting the material terms of this Agreement but not including the names of Backstop Investor and its affiliates and/or advised funds, unless required by law, within one (1) Business Day following the execution of this Agreement. The Company shall not, and shall cause its representatives to not, disclose any material non-public information to other investors concerning the Company, the Common Stock or the Business Combination, other than the existence of this Agreement, such that other investors shall not be in possession of any such material non-public information from and after the filing of the Current Report. Notwithstanding anything in this Agreement to the contrary, Backstop Investor agrees that the Company shall have the right to publicly disclose the nature of Backstop Investor’s commitments, arrangements and understandings under and relating to this Agreement in any filing by the Company with the SEC.

10. Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 23 hereof or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

11. Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

12. Freely Tradable. The Company confirms that Backstop Investor Shares will be freely tradeable without restrictive legends following the Business Combination; Backstop Investor Shares will not require re-registration pursuant to a registration statement filed pursuant to the Securities Act of 1933, as amended, following the Business Combination due to any action of the Company; and that Backstop Investor shall not be identified as a statutory underwriter in any registration statement filed with the SEC pursuant to the Securities Act of 1933, as amended, by the Company.

13. Form W-9 or W-8. Backstop Investor shall, upon or prior to the consummation of the Business Combination, execute and deliver to the Company a completed IRS Form W-9 or Form W- 8, as applicable.

14. Withholding. Notwithstanding any other provision of this Agreement, the Company and any of its agents and representatives, as applicable, shall be entitled to deduct and withhold from any amount payable hereunder any such taxes as may be required to be deducted and withheld from such amounts (and any other amounts treated as paid for applicable tax law) under the Internal Revenue Code of 1986, as amended, or any other applicable tax law (as determined in good faith by the party so deducting or withholding in its sole discretion). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

15. Non-Reliance. Backstop Investor has had the opportunity to consult its own advisors, including financial and tax advisors, regarding this Agreement or the arrangements contemplated hereunder and Backstop Investor hereby acknowledges that neither the Company nor any representative or affiliate of the Company has provided or will provide Backstop Investor with any financial, tax or other advice relating to this Agreement, or the arrangements contemplated hereunder.

16. No Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the parties, Target and their respective successors and permitted assigns. Except as expressly named in this Section 16, this Agreement is not intended, nor shall be construed, to give any Person, other than the parties, Target and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement.

17. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the non-assigning party hereto (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Backstop Investor may transfer its rights, interests and obligations hereunder to one or more investment funds or accounts managed or advised by Backstop Investor (or a related party or affiliate) and to the extent such transferee is not a party to this Agreement, such transferee shall agree to be bound by the terms hereof prior to any such transfer being effectuated.

18. Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that monetary damages may not be an adequate remedy for such breach and the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware.

19. Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto.

20. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

21. No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between Backstop Investor, on the one hand, and the Company, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties.

22. Blocker Provision. Notwithstanding anything to the contrary contained herein, Backstop Investor shall not own a number of Backstop Investor Shares such that the total number of shares of Common Stock beneficially owned by Backstop Investor and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with those of Backstop Investor for purposes of Section 13(d) of the Exchange Act, exceeds 9.99% of the total number of issued and outstanding shares of Common Stock (such amount, the “Blocker Amount”). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Backstop Investor and the Company will use reasonable best efforts to cooperate with each other with respect to determination of the Blocker Amount.

23. Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service; (c) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day), provided the sender receives no bounce-back or similar message indicating non-delivery; in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties in accordance with this Section 23):

If to the Company:

Nubia Brand International Corp.

One Galleria Tower

13355 Noel Road Suite 1100

Dallas, TX 75240

Attn: Jaymes Winters

E-mail: jaymes@nubiabrand.us

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attn: Mitchell Nussbaum

E-mail: mnussbaum@loeb.com

If to Backstop Investor:

Meteora Capital, LLC

1200 N Federal Hwy, Ste 200

Boca Raton, FL 33432

Email: notices@meteoracapital.com

With a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, CA 94105-2933

Attention: Jeffrey C. Selman

Email: jeffrey.selman@us.dlapiper.com

24. Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument, and shall include images of manually executed signatures transmitted by electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law.

25. Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent that they relate in any way to the subject matter hereof.

26. Most Favored Nation. In the event the Company enters into one or more other similar non-redemption agreements with any Other Backstop Investors before or after the execution of this Agreement in connection with the Meeting, the Company represents that the terms of such other similar non-redemption agreements are not more favorable to such Other Backstop Investors thereunder than the terms of this Agreement are in respect of the Backstop Investor. In the event that any Other Backstop Investor is afforded any such more favorable terms pursuant to such similar non-redemption agreement than the Backstop Investor, the Company shall promptly inform the Backstop Investor of such more favorable terms in writing, and the Backstop Investor shall have the right to elect to have such more favorable terms included herein, in which case the parties hereto shall promptly amend this Agreement to effect the same.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

NUBIA BRAND INTERNATIONAL CORP.

By:	/s/ Jaymes Winters
	Name:	Jaymes Winters
	Title:	Chief Executive Officer

METEORA SELECT TRADING OPPORTUNITIES MASTER, LP;
METEORA CAPITAL PARTNERS, LP; and
METEORA STRATEGIC CAPITAL, LLC

By:	/s/ Vikas Mittal
	Name:	Vikas Mittal
	Title:	Managing Member

EXHIBIT A

Backstop Investor	Backstop Investor Shares (Up to Number – Best Efforts Basis)	Percentage
Meteora Select Trading Opportunities Master, LP	797,313	39.87%
Meteora Capital Partners, LP	890,556	44.53%
Meteora Strategic Capital, LLC	312,131	15.61%
Total	2,000,000	100.00%